AGREEMENT


     AGREEMENT,  entered  into  as of the  8th day of  September,  1997,  by and
between  AM-PAC  INTERNATIONAL,   INC.  ("Am-Pac"),  a  Nevada  corporation  and
VANDERKAM & SANDERS ("V&S").

                                   WITNESSETH:

     WHEREAS, Am-Pac is engaged in the ownership, operation and franchising of restaurants and has pursued, and continues to pursue, various acquisitions to expand and complement its existing business;

     WHEREAS,  V&S has rendered,  and will render,  valuable legal services (the
"Services")   to  Am-Pac  in   connection   with  various   corporate   matters,
acquisitions, securities matters and other matters; and

     WHEREAS, in order to compensate V&S for the Services, and as inducement for providing the Services, Am- Pac and V&S desire to evidence Am-Pac's agreement to pay cash or issue shares of common stock in payment of certain fees to V&S as described herein.

     NOW, THEREFORE, for and in consideration of the foregoing and for the mutual covenants and consideration described herein, the parties hereto agree as follows:

     1. Services. V&S has provided, and will continue to provide, legal services to Am-Pac in connection with corporate and general matters on an as needed basis.

     2. Fees. As consideration for the Services rendered by V&S to Am-Pac to date (other than services relating to capital raising transactions) and for Services to be rendered for the balance of the term of this Agreement, Am-Pac hereby agrees to (a) pay all amounts owed to V&S in cash, or (b) issue to V&S 75,000 shares of common stock (the "Shares"), on or before November 1, 1997. In the event Am-Pac elects to pay for the Services by issuing Shares, Am-Pac shall use its best efforts to cause the Shares to be registered with the SEC pursuant to registration on Form S-8 or such other form as may be appropriate in order to permit V&S to realize the cash value of the Shares as expeditiously as is reasonably possible. The issuance of the Shares shall constitute payment in full of all amounts due to V&S for Services rendered to Am-Pac through the date hereof (in the amount of $141,191), other than amounts attributable to Services relating to capital raising transactions (in the amount of $4,550) which amounts shall remain due and payable, and for the balance of the term of this Agreement.

     3. Term. The term of this Agreement shall commence on date set forth above and shall expire December 31, 1997 unless the parties hereto elect to extend such term.

     4. Representations of Am-Pac. Am-Pac represents to V&S that:


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     (a) Am-Pac is duly authorized to enter into this Agreement and to carry out the terms set out herein and that execution of this Agreement and carrying out of the terms hereof will not breach any provision of the articles of incorporation or bylaws of Am-Pac or any contracts to which Am-Pac is a party.

     (b) The execution of this Agreement will create a valid and binding obligation on the part of Am-Pac enforceable in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or similar laws.

     5. Representations of V&S. V&S represents to Am-Pac that V&S is authorized to enter into this Agreement and to carry out the terms set out herein and that execution of this Agreement and carrying out of the terms hereof will not breach any contracts or other obligations to which V&S is a party.

     6.  Binding  Effect.  This  Agreement  shall inure to the benefit of and be
binding  upon  the  parties  hereto  and  their   respective   heirs,   personal
representatives, successors and assigns.

     7. Assignment and Amendment. The rights and obligations hereunder may not be assigned and this Agreement may not be amended without the prior written consent of all parties hereto.

     8. Indemnities. Am-Pac shall indemnify V&S from any liability, loss, cost or damage arising as a result of Am-Pac's breach of its obligations under this Agreement. Likewise, V&S shall indemnify Am-Pac from any liability, loss, cost or damage arising as a result of V&S's breach of its obligations under this Agreement.

     9. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed first class, registered, with postage prepaid as follows:

         If to Am-Pac, addressed to:     Am-Pac International, Inc.
                                         258 East Altamont Drive
                                         Suite 2000
                                         Altamont Springs, FL 32701
                                         Attn: Thomas Tedrow

         If to V&S, addressed to:        Vanderkam & Sanders
                                         440 Louisiana, Suite 475
                                         Houston, Texas 77002
                                         Attn: Hank Vanderkam

     10. Costs and Expenses. Each party hereto shall responsible for its own costs and expenses incurred in connection with the execution and performance of this Agreement; provided, however, that Am-Pac shall be responsible for all costs incurred in connection with the filing of any registration statement covering the Shares.


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     11.  Governing  Law. This  Agreement  shall be governed by and construed in accordance with the laws of the State of Texas.

     12. Disputes. Any disputes arising among the parties with respect to this Agreement shall be settled by arbitration in accordance with the rules then in effect of the American Arbitration Association in Houston, Texas. The prevailing party in any such disputes shall be entitled to recover all of its reasonable costs and attorneys fees incurred as a result of such dispute.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and the year first written above.


                                       AM-PAC INTERNATIONAL, INC.


                                       By:
                                          --------------------------------------

                                       Title:
                                             -----------------------------------




                                       VANDERKAM & SANDERS


                                       By:
                                          --------------------------------------
                                          Hank Vanderkam, Partner


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